ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART



ITC HOLDINGS CORP.
METC GP Holdings, Inc.
Ibis Transaction Subsidiary LLC *
International Transmission Company
ITC Equipment, LLC
ITC Midwest LLC
ITC Grid Development, LLC
ITC Green Power Express LLC
New York Transmission Holdings Corp. **
Michigan Transco Holdings, LLC
Michigan Electric Transmission Company, LLC
Green Power Express LLC *
Green Power Express LP *
Conjunction LLC **
Empire Connection LLC **
ITC Panhandle Transmission, LLC
ITC Great Plains, LLC

All entities are organized in the State of Michigan, except:

* Entities organized in the State of Delaware

** Entities organized in the State of New York